                                                                     EXHIBIT 5.4

                     SECOND AMENDMENT TO CREDIT AGREEMENT


     THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of October 18, 1999 (this "Agreement") is between COLLEGE TELEVISION NETWORK, INC., a Delaware
       ---------
corporation (the "Company"), and LASALLE BANK NATIONAL ASSOCIATION ("Lender")
                  -------                                            ------

                              W I T N E S S E T H

     WHEREAS, the Company and Lender are parties to that certain Credit Agreement dated as of July 26, 1999, as amended by that certain First Amendment to Credit Agreement dated as of August 31, 1999 (as so amended and from time to time hereafter amended, restated, supplemented and in effect, the "Credit
                                                                   ------
Agreement"; capitalized terms not otherwise defined herein shall have the
---------
definition provided therefor in the Credit Agreement) and to certain other documents executed in connection with the Credit Agreement.

     WHEREAS, Section 10.21 of the Credit Agreement provides that the Company and its Subsidiaries (which term excludes MPM) may not make or permit to exist any Investment in any Person, except as expressly permitted thereunder or as consented to in writing by Lender.

     WHEREAS, the Company desires to purchase $1,500,000 of convertible preferred stock of e-palette, inc., a New York corporation ("E-Palette"), which Investment would, at such time, represent not less than 15% of the aggregate issued and outstanding capital stock of E-Palette on a fully diluted basis.

     WHEREAS, Borrower has requested that Lender waive the provisions of Section
10.21 of the Credit Agreement to permit the Investment of $1,500,000 in E-Palette as aforesaid and consent to the making of such Investment pursuant to and in accordance with the terms and provisions of that certain letter of intent by the Company to E-Palette dated August 16, 1999 (such Investment, on such terms, is hereinafter referred to as the "E-Palette Investment").

     WHEREAS, Borrower has requested that Lender reset certain financial performance covenants based on revised financial projections of Borrower.

     WHEREAS, the parties wish to amend the Credit Agreement as provided herein.

     NOW, THEREFORE, in consideration of the foregoing premises (which are incorporated herein by this reference thereto), to induce Lender to consent to the transactions contemplated hereunder, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Consent to E-Palette Investment.  Effective upon satisfaction of the
          -------------------------------
conditions precedent set forth in Section 5 below, Lender hereby consents to the E-Palette Investment. This consent is effective with respect to the E-Palette Investment only and shall not obligate Lender to make any additional consents or waivers. Nor shall this Waiver and Consent constitute or be deemed to establish a custom or a course of conduct or dealing as between the parties.

     2.   Amendments to the Credit Agreement. Effective upon satisfaction of the
          ----------------------------------
conditions precedent set forth in Section 5 below, and in reliance upon the representations and warranties of the Company set forth in the Credit Agreement and in this Agreement, the Credit Agreement is hereby amended and the Company and Lender agree as follows:

          (a) Section 1.1 of the Credit Agreement is hereby amended by adding the words "directors or consultants" after the word "employees" appearing in the fourth and fifth lines of the definition of EBITDA.

          (b) Subsection 6.2.2(ii) of the Credit Agreement is hereby amended by deleting said subsection in its entirety and substituting the following in lieu thereof:

          "(ii) Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any issuance of equity securities of the Company or any Subsidiary, excluding (a) any issuance of shares of capital stock pursuant to any employee or director stock option program, benefit plan or compensation program, (b) any issuance by a Subsidiary to the Company or another Subsidiary, (c) in connection with the equity contribution required pursuant to subsection 11.1 hereof, (d) in connection with the exercise of the Warrants, (e) any issuance of shares of capital stock to UC Holdings in an amount equal to not more than $25,000,000 of Net Cash Proceeds to be used (i) in connection with the financing of the MPM Acquisition in the amount of approximately $15,000,000 and (ii) for the purpose of reducing the liability of the guarantor under the CIBC Guaranty, providing working capital for the Company and for other proper business purposes; and provided further that no capital stock or equity interests are issued in connection with such equity contribution other than preferred stock of the Company (it being understood and agreed by Lender that notwithstanding anything expressed or implied to the contrary in the provisions of
                Section 10.21 (a) of this Agreement to the contrary, the use of Net Cash Proceeds as set forth in this Section 6.2.2 (ii) (e) shall constitute a permitted Investment), and (f) issuances of shares of capital stock made pursuant to and in accordance with
                Section 11.2.4."

          (c) Section 10.6.1 of the Credit Agreement is hereby amended by deleting said Section in its entirety and substituting the following new
     Section 10.6.1 therefor:

     Not permit EBITDA for any measurement period indicated below to be less than the applicable amount set forth below for such measurement period:

               Measurement
               Period Ending                                 EBITDA
               -------------                                 ------
     One month ending September 30, 1999                  -$1,200,000
     Two months ending October 31, 1999                   -$2,400,000
     Three months ending November 30, 1999                -$3,500,000
     Four months ending December 31, 1999                 -$4,600,000
     Five months ending January 31, 2000                  -$5,800,000
     Six months ending February 29, 2000                  -$6,800,000
     Seven months ending March 31, 2000                   -$6,800,000
     Eight months ending April 30, 2000                   -$6,500,000
     Nine months ending May 31, 2000                      -$7,000,000
     Ten months ending June 30, 2000                      -$8,800,000
     Eleven months ending July 31, 2000                  -$10,250,000
     Trailing twelve months ending August 31, 2000       -$10,500,000
     Trailing twelve months ending September 30, 2000     -$8,000,000
     Trailing twelve months ending October 31, 2000       -$5,500,000
     Trailing twelve months ending November 30, 2000      -$3,500,000
     Trailing twelve months ending December 31, 2000      -$2,100,000"

          (d) Section 10.6.2 of the Credit Agreement is hereby amended by deleting said Section in its entirety and substituting the following new
     Section 10.6.2 therefor:

     "Capital Expenditures.  Not permit the aggregate amount of all Capital
      --------------------
     Expenditures made by the Company and its Subsidiaries for any measurement period indicated below to exceed the applicable amount set forth below for such measurement period:

                 Measurement
                 Period Ending                            CAPEX Limit
                 -------------                            -----------
     Three months ending December 31, 1999               $  4,500,000
     Six months ending March 31, 2000                    $  7,000,000
     Nine months ending June 30, 2000                    $  9,500,000
     Trailing twelve months ending September 30, 2000    $ 12,000,000
     Trailing twelve months ending December 31, 2000     $10,500,000"

          (e) Borrower acknowledges that the financial performance covenants shall be computed for Borrower and its Subsidiaries on a consolidated basis excluding MPM.

          (f) Section 11.2 of the Credit Agreement is hereby amended by adding the following subsection 11.2.4 at the end thereof:

          "11.2.4 Required Equity Contribution.  It is a further condition
                  ----------------------------
          precedent to Lender's obligation to make any Loan that it shall first receive evidence satisfactory to it, in its sole and absolute discretion, that (a) Borrower has received a cash equity investment(s) on or after October 1, 1999 on terms reasonably acceptable to Lender (Lender hereby acknowledges, without limiting its rights hereunder, that the terms contained in that certain Amended and Restated Purchase Agreement dated as of October 18, 1999 by and between Borrower and UC Holdings, with respect only to the transactions contemplated therein between the parties thereto, are acceptable to Lender), and (b) that after giving effect to any such investment Borrower will continue to be in full compliance with the provisions of this Agreement, including, without limitation, Section 12.1.12 hereof. Lender shall be obligated to make Loans and to fund borrowing requests of Borrower only to the extent, on a dollar for dollar basis (up to a maximum of the Revolving Commitment Amount in effect as of the date hereof) that such cash equity has been so contributed."

          (g) The Credit Agreement is further amended by deleting all references to Exhibits G, H or J thereof insofar as such references relate to the attachment of a form of Solvency Certificate or to the form of Assignment Agreement to the Credit Agreement.

     3.   Reaffirmation. The Company and each of its respective Subsidiaries
          -------------
(other than MPM), as guarantors, debtors, grantors, pledgors (including in connection with any negative pledges), assignors, or in other similar capacities in which such parties guarantee the Obligations, grant liens or security interests in their properties or otherwise act as accommodation parties, as the case may be, in any case under the Loan Documents, hereby each ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, affirmative or negative ,under each of such existing Loan Documents to which it is a party and, to the extent such party granted liens on or security interests in any of its properties pursuant to any such existing Loan Documents as security for the Company's obligations under or with respect to the Credit Agreement, each hereby ratifies and reaffirms such grant of liens and security interests and confirms and agrees that such liens and security interests hereafter secure all of the Obligations, in each case as if each reference in such existing Loan Documents to the obligations secured thereby are construed to hereafter mean and refer to such Obligations under the Credit Agreement and other Loan Documents as hereby amended. Each of the foregoing hereby acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and confirmed. The execution of this Agreement shall not operate as a novation, waiver of any right, power or remedy of Lender nor constitute a waiver of any provision of any of the Loan Documents, except as expressly set forth herein and shall be limited to the particular instance expressly set forth. The Company and each of the foregoing Persons confirm and agree that the Guaranty and the Security Agreement and each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein are, and shall continue to be, in full force and effect and are hereby confirmed, reaffirmed and ratified in all respects.

     4.   Representations and Warranties.  To induce Lender to enter into this
          ------------------------------
Agreement, the Company represents and warrants to Lender that the execution, delivery and performance by such Person of this Agreement are within its corporate power, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with any provision of law applicable to such Person, the Certificate of Incorporation or By-laws of such Person, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon such Person; and the Credit Agreement as amended as of the date hereof is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Borrower further represents and warrants to Lender that certain letter dated September 24, 1999 by Borrower to Lender together with the reports referenced therein and included therewith, are true, accurate and have been prepared in accordance with GAAP consistently applied (except as disclosed therein) and except in the case of unaudited financials, with respect to the absence of footnote disclosures and changes resulting from normal year-end adjustments, do present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. Lender acknowledges that the matters disclosed in such September 24, 1999 letter do not constitute a violation of Section 9.5 of the Credit Agreement. The projections delivered therewith represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the likely course of its business, it being recognized by Lender that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from projected results.

     5.   Conditions. The effectiveness of the amendments and consents stated in
          ----------
the Agreement is subject to each of the following conditions precedent or concurrent :

          (a) No Default.  No Default or Event of Default under the Credit
              ----------
Agreement, as amended hereby, shall have occurred and be continuing;

          (b) Warranties and Representations.  The warranties and
              ------------------------------
representations of the Company contained in this Agreement, the Credit Agreement, as amended hereby, and the other Loan Documents, shall be true and correct as of the effective date hereof, with the same effect as though made on such date, except for the revisions to the schedule to the Credit Agreement attached hereto as Exhibits and except those representations which relate only to a specific date, which are confirmed as of such date only;

          (c) Delivery of Second Amendment.  The Company, UC Holdings and Willis
              ----------------------------
Stein & Partners, L.P. shall have executed and delivered this Agreement and any Joinders hereto, to Lender;

          (d) Authorization.  A copy, duly certified by the secretary or an
              -------------
assistant secretary of each such Person, of (i) resolutions of such Person's Board of Directors (or like authority), authorizing or ratifying the execution and delivery of this Amendment, (ii) all documents evidencing other necessary corporate action, and (iii) all approvals or consents, if any, with respect to this Agreement shall have been delivered to Lender;

          (e) Negative Pledge of E-Palette Stock.  Borrower shall deliver to
              -----------------------------------
Lender a negative pledge, in form and substance acceptable to Lender, with respect to Borrower's ownership of the E-Palette stock. Borrower shall pledge to Lender as additional security for the Obligations of Borrower, any and all dividends, distributions and proceeds of, from or relating to the E-Palette stock. Borrower shall execute and deliver to Lender a pledge or security agreement in order to effectuate such pledge, together with such UCC-1 financing statements as Lender may require, and shall execute and cause to be executed such other agreements or instruments as Lender may reasonably require to evidence or perfect its security interests in the distributions and proceeds of the E-Palette stock as aforesaid, including, without limitation, an issuer control agreement in form and substance reasonably acceptable to Lender with respect thereto.

          (f) Other.  Such other documents as the Lender may reasonably require;
              -----
and

          (g) Payment of Fees and Expenses.  Payment by the Company of fees and
              ----------------------------
expenses of Lender incurred in connection with the negotiation and documentation of this Agreement, including, without limitation, all reasonable attorneys' fees, together with all fees and expenses (including attorneys' fees) incurred in connection with the First Amendment or otherwise outstanding as of the date hereof.

     6.   Miscellaneous.
          -------------

          (a) Captions.  Section captions used in this Agreement are for
              --------
convenience only, and shall not affect the construction of this Agreement.

          (b) Governing Law.  This Agreement shall be a contract made under and
              -------------
governed by the laws of the State of Illinois, without regard to conflict of laws principals. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          (c) Counterparts.  This Agreement may be executed in any number of
              ------------
counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constituted but one and the same Agreement.

          (d) Successors and Assigns.  This Agreement shall be binding upon the
              ----------------------
Company (and the Joinders attached hereto shall be binding on UC Holdings) and on their respective successors and assigns, and shall inure to the sole benefit of the Lender and its successors and assigns.

          (e) References.  Any reference to the Credit Agreement contained in
              ----------
any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise requires.

          (f) Continued Effectiveness.  The Credit Agreement as amended hereby
              -----------------------
and each of the other Loan Documents remains in full force and effect.

          (g) Costs, Expenses and Taxes. The Company agrees to pay to Lender
              -------------------------
upon demand for all reasonable expenses, including reasonable attorneys' and legal assistants' fees, all recording fees and charges, or other fees or charges incurred by Lender in connection with the preparation, negotiation and execution of this Agreement and all documents related thereto and any document required to be furnished herewith.


                   Balance of Page Intentionally Left Blank
                          - Signature Page Follows -

     This Second Amendment to Credit Agreement is executed and delivered at Chicago, Illinois, as of the day and year first above written.



                              COLLEGE TELEVISION NETWORK, INC., a Delaware corporation


                              By: /s/ Jason Elkin
                                  ---------------------------
                              Title: Chief Executive Officer
                                     ------------------------



                              LASALLE BANK NATIONAL ASSOCIATION, a national banking association


                              By: /s/ Peter Bulandr
                                  ---------------------------
                              Title: First Vice President

                                    JOINDER
                                    -------


     This Joinder to Second Amendment to Credit Agreement dated as of October 18, 1999 between College Television Network, Inc. and LaSalle Bank National Association (the "Second Amendment"). Defined terms not otherwise defined here to the contrary shall have the respective meanings ascribed to them in the
Credit Agreement as that term is defined in the Second Amendment.   The
undersigned hereby acknowledges receipt of a counterpart of the Second Amendment and acknowledges and confirms that its obligations under that certain Negative Pledge Agreement dated as of July 26, 1999 made by the undersigned to LaSalle Bank National Association hereby continue unmodified and in full force and effect, notwithstanding the execution and delivery of the Second Amendment.



                              WILLIS STEIN & PARTNERS, L.P., a Delaware limited partnership
                              By: Willis Stein & Partners, L.L.C., Its General Partner

                                     By: /s/ Daniel M. Gill
                                         ----------------------
                                     Its: General Manager
                                          ---------------------

                                    JOINDER
                                    -------


     This Joinder to Second Amendment to Credit Agreement dated as of October 18, 1999 between College Television Network, Inc. and LaSalle Bank National Association (the "Second Amendment"). Defined terms not otherwise defined here to the contrary shall have the respective meanings ascribed to them in the
Credit Agreement as that term is defined in the Second Amendment.   The
undersigned hereby acknowledges receipt of a counterpart of the Second Amendment and acknowledges and confirms that its obligations under that certain Negative Pledge Agreement dated as of July 26, 1999 made by the undersigned to LaSalle Bank National Association hereby continue unmodified and in full force and effect, notwithstanding the execution and delivery of the Second Amendment.


                              U-C HOLDINGS, LLC., a Delaware limited liability company


                              By: /s/ Willis Stein & Partners, L.P.
                                  ---------------------------------
                              Its: Managing Member
                                  ---------------------------------

                                  By: /s/ Daniel M. Gill
                                      -----------------------------
                                  Its: General Manager
                                       ----------------------------

                                      10